May 17, 2010

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
(541) 617-3526
Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp
(541) 385-6205

CASCADE BANCORP (OREGON) ANNOUNCES FILING OF FORM 10-Q QUARTERLY REPORT AND FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2010

BEND, Ore., May 17 /PRNewswire-FirstCall/ --

Quarter ended March 31, 2010 performance compared to December 31, 2009:

•	Credit Quality: Reserve for credit losses increased to $52.4 million or 3.58% of total loans, up from $38.3 million and 2.47% at December 31, 2009.

•	Credit Quality: Non-performing assets (NPA’s) were stable at $160.7 million compared to $161.7 million at December 31, 2009.

•	Credit Quality: Net charge-offs were lower at $12.0 million compared to $43.5 million for the linked-quarter.

•	Total Loans: $82.0 million decline from December 31, 2009.

•	Total Deposits: $82.2 million decline from December 31, 2009, primarily due to decreased brokered deposits; down 5.7% compared to a year-ago period.

•
First Quarter Net Loss Per Share: of ($0.87) or ($24.4 million) mainly due to elevated provision for loan losses of $25.9 million.  This compared to a net loss per share of ($1.73) or ($48.5 million) for the linked-quarter.

•	Liquidity Portfolio: Interest bearing balances held at Federal Reserve Bank were approximately $286.9 million or 14% of assets to enhance liquidity.

•	Net Interest Margin: improved to 3.50% compared to 3.25% for the linked-quarter.

Cascade Bancorp (“Cascade”) (NASDAQ: CACB) reported a net loss of ($24.4 million) or ($0.87) per share for the first quarter of 2010 which is significantly lower than the prior quarter’s net loss of ($48.5 million) or ($1.73) per share.  The quarterly loss was primarily due to an elevated loan loss provision expense to offset charge-offs and to increase  reserve for credit losses to approximately $52.4 million or 3.58% of gross loans compared to approximately $38.3 million or 2.47% at December 31, 2009.   NPA’s were stable at $160.7 million compared to $161.7 million for the linked-quarter and delinquent loans just 0.58% as of March 31, 2010 compared to 0.65% at December 31, 2009.  Net charge-offs were $12.0 million for the first quarter of 2010 down from $43.5 million for the linked-quarter.

“We are encouraged that NPA’s and delinquent loans were stable and that the level of charge-offs improved,” said Patricia L Moss, CEO.  “With  a $52.4 million reserve for credit losses, we believe we have recognized the preponderance of credit quality issues within our portfolio.”  She continued, “We remain actively engaged in efforts to secure a significant capital injection and have been working diligently towards that end.  As shareholders are aware, we have the conditional $65 million capital commitment of Lightyear Capital and David F. Bolger through May 28, 2010.   We are hopeful that the above factors will strengthen our ability to attract other participants toward our minimum goal of $150 million in new capital.  The Company can provide no assurance that our efforts to raise capital will ultimately be successful.”

In addition to pursing a capital raise, the Company continues to implement the following operating plan to improve its financial condition 1) reduce loan portfolio to mitigate credit risk and conserve capital; 2) strive to maintain liquidity and expand core deposits and other funding sources; 3) reduce controllable non-interest expenses; and 4) retain high performing employees.  Because of the uncertainties of the current economic climate and other factors outside of its control, there can be no assurance that the implementation of this plan will be successful.

At March 31, 2010, the Bank’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 3.94%, 5.07% and 6.35%, respectively, which do not meet regulatory benchmarks for “adequately-capitalized.”  Regulatory benchmarks for an “adequately-capitalized” designation are 4%, 4% and 8% for Tier 1 leverage, respectively, Tier 1 risk-based capital and total risk-based capital, respectively; “well-capitalized” benchmarks are 5%, 6%, and 10% for Tier 1 leverage, respectively.  However, pursuant to the Bank’s Consent Agreement, the Bank is striving to raise capital to meet the required Tier 1 leverage ratio of at least 10% to be considered “well-capitalized.”

The Company’s loan portfolio strategically declined $82.0 million or 5.3% from the linked-quarter and was down 24.3% compared to the year-ago period, reflecting the adverse economy, the level of charge-offs and management’s actions to  reduce outstanding loans to mitigate credit risk going forward and to preserve capital.  Lower loan balances caused  a linked-quarter decline in net interest income of $0.7 million or 4.3%.   Linked-quarter non-interest income decreased $0.3 million primarily due to decreases in service charges and mortgage revenue. Non-interest expense for the linked quarter was lower by $11.2 million or 38.6% because the prior quarter included higher Other Real Esate Owned (OREO) related expenses, certain costs of debt extinguishment and expenses related to our unsuccessful public capital raise in that period. In addition, costs for salaries and benefits was $7.7 million or 5.6% below the linked-quarter.  As compared to the year-ago quarter, noninterest expenses were up by $1.3 million, primarily due to increased FDIC insurance expense which was approximately $2.7 million for the first quarter of 2010 compared to $1.1 million for the year-ago quarter.

Total deposits at March 31, 2010, were $1.7 billion, down 4.5% compared to the linked-quarter and down 5.8% compared to the year-ago quarter mainly as a result of decreased broker deposits.  Non-interest bearing deposits decreased 9.1% or $35.9 million compared to the linked-quarter and 11.9% from the year-ago quarter due to both seasonal factors and some business customer migration. The decline was partially offset by higher interest checking (NOW) account balances which were up 7.4% from the linked-quarter and up 115.7% compared to a year-ago.  The increase from the year-ago period was largely due to increased public entity deposits.  Total time deposits were reduced by $46.1 million since year-end due to maturity of brokered deposits.  This decline was partially offset by internet sourced funds.  The Company is restricted from acquiring additional brokered deposits under the terms of the Bank’s Consent Agreement entered into on August 27, 2009 and is managing its deposit strategy accordingly.  To provide customer assurances, the Company continues its participation in the FDIC’s temporary 100% guarantee of non-interest bearing checking accounts, including NOW accounts paying less than 0.50%, which has been extended to December 31, 2010. Additionally, under recent changes from the FDIC, all interest bearing deposit accounts are insured up to $250,000 through December 31, 2013.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value driven customers. For further information, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations and intentions and are not statements of historical fact.  When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Certain risks and uncertainties and the Company’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2009 as well as the following factors: our inability to comply in a timely manner with the regulatory order with the Federal Deposit Insurance Corporation (“FDIC”) and the Oregon Division of Finance and Corporate Securities (“DFCS”), and the written agreement entered into with the Federal Reserve Bank and DFCS, under which we are currently operating, could lead to further regulatory sanctions or orders, which could further restrict our operations and negatively affect our results of operations and financial condition; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and the Oregon communities of Central Oregon, Northwest Oregon, Southern Oregon and the greater Boise area, specifically; we are seeking additional capital to augment capital levels or ratios or improve liquidity, but capital or liquidity may not be available on acceptable term or at alls; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in the Company’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition.

These forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof.  Readers should carefully review all disclosures filed by the Company from time to time with the SEC.

#     #     #